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                                 EXHIBIT 10.27





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                            URANIUM RESOURCES, INC.

                             COMPENSATION AGREEMENT

                                     (Card)

         This Compensation Agreement (this "Agreement") made and entered into June 2, 1997 by and between Uranium Resources, Inc., a Delaware corporation (the "Company") and Joe H. Card, ("Executive").

                                R E C I T A L S:

         A. The Company's Board of Directors (the "Board") acknowledges the Executive's contributions to the success of the Company have been, and will continue to be substantial. As a publicly-held corporation, the Board recognizes that there exists a possibility of change in control of the Company. The Board also recognizes that the possibility of such a change in control may contribute to uncertainty on the part of senior management of the Company and may result in the departure or distraction of senior management from operating responsibilities.

         B. Further, the Board recognizes that a significant concern of senior managers is providing for their post-retirement years. This concern likewise may result in the departure or distraction of senior management.

         C. The Board recognizes that outstanding management of the Company is essential to advancing the best interests of the Company and its shareholders. The Board believes that the objectives of securing and retaining outstanding management will be achieved if the Company's key management employees are given assurances of employment and post-employment security, so that they will not be distracted by personal uncertainties and risks.

         D. The Compensation Committee (the "Committee") of the Board has recommended, and the Board has approved, entering into compensation agreements with certain of the Company's key management executives in order to achieve the foregoing objectives. The Company and the Executive enter into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote full energy to the Company's affairs.

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Term. The term of this Agreement (the "Term") shall commence upon a Change in Control (as hereinafter defined) and continue until the date that is twenty four (24) months after the date of such Change in Control.

         2. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following:

                          (a) any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company; or

                          (b) a change in the composition of a majority of the Board (after the date hereof) within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

         3. Termination of Employment Before Commencement of Term. This Agreement shall not in any way confer upon the Executive any rights with respect to the continuation of employment by the Company prior to commencement of the Term or interfere in any way with the right of the Company at any time to terminate such employment or adjust the compensation of the Executive prior to commencement of the Term.





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         4.      Termination of Employment During Term.  Except as provided in
Section 8 hereof, the Company will provide or cause to be provided to the Executive the rights and benefits described in Section 5 hereof in the event that the Executive's employment by the Company is terminated at any time during the Term or in connection with a Change in Control either:

         (a)     by the Company; or

         (b) by the Executive following the occurrence of any of the following events without the Executive's consent:

                 (i) The Executive is assigned substantial duties or responsibilities that are materially inconsistent with the Executive's position, duties, responsibilities or status during the twelve-month period immediately prior to the commencement of the Term;

                 (ii) The Executive's base compensation is reduced or the Executive experiences in any year a reduction in the ratio of the Executive's incentive compensation payment to the Executive's base compensation in such year which is greater than the average reduction in the ratio of incentive compensation payments to base compensation in such year experienced by all of the Company's other salaried officers; or

                 (iii) The Executive is transferred to a location (other than Albuquerque, New Mexico) which is an unreasonable distance from the Executive's current principal work location.

5.       Rights and Benefits upon Termination.

         (a)     Base Salary and Incentive Compensation.

                 (i) After termination of the Executive's employment as provided in Section 4 above and until the expiration of the Term, the Company will pay to the Executive, as severance compensation and in lieu of any separation payments otherwise provided upon termination of employment under any other severance pay or similar plan or policy of the Company:

                          (A) monthly payments equal to one-twelfth of the greater of (x) the Executive's annual base salary at the rate in effect immediately prior to the Executive's termination, or
                 (y) if the termination shall have been effected pursuant to Paragraph 4(b)(ii), the Executive's annual base salary at the rate in effect immediately prior to the reduction described in such Paragraph 4(b)(ii) ("Base Salary"), and

                          (B) annual incentive compensation payments (individually, an "Incentive Payment") in an amount determined by multiplying the Executive's annual Base Salary by the average of the percentages calculated by dividing the incentive compensation payment paid or committed to be paid to the Executive in each of the three calendar years (or such fewer calendar years as to which the Executive received or had a commitment to receive incentive compensation payments) immediately preceding the Executive's termination, by the Executive's Base Salary in each of such calendar years.

                 (ii) The first Incentive Payment following termination of employment shall be made no later than one year from the date of the most recent payment to the Executive of incentive compensation preceding the Executive's termination or, if no such payment was made during the twelve-month period preceding such termination, on the date of such termination; and payments shall be made each year thereafter on the same calendar date until the expiration of the Term; provided, however, that if the Term expires on a date other than December 31 of any calendar year, payment of the Incentive Payment attributable to such partial calendar year shall be made on the date of expiration of the Term, and the amount of such Incentive Payment due to the Executive for such partial calendar year shall be prorated by multiplying the full amount of an annual Incentive Payment by a fraction, the numerator of which shall be the number of days from and including January 1 of the calendar year in which the Term expires through and including the date on which the expires, and the denominator of which shall be 365.





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                 (iii)    Compensation (including base compensation and
         incentive or bonus compensation) received by the Executive from a subsequent employer following the termination of the Executive's employment as provided in Section 4 above shall not reduce the amount of any compensation that the Executive is entitled to receive under this Section 5.

         (b) Welfare Benefit Plans. During the Term, the Company will maintain in full force and effect for the continued benefit of the Executive each employee welfare benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) in which the Executive was entitled to participate immediately prior to the date of the Executive's termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer at no additional cost to the Executive. If the terms of any welfare benefit plan of the Company do not permit continued participation by the Executive, then the Company (at its expense) will arrange to provide to the Executive a benefit substantially similar to and no less favorable than the benefit the Executive was entitled to receive under such plan at the end of the period of coverage.

         (c) Retirement Benefits. During the Term, the Company (i) will include or cause to be included the base salary received by the Executive in determining "Average Salary" and (ii) will treat the Executive for all purposes as an employee under all of the Company's retirement plans in which, the Executive was a participant at the time of the commencement of the Term or under which the Executive would become eligible during the Term (hereinafter referred to collectively as the "Plan"). Benefits due to the Executive under the Plan shall be computed as if the Executive had continued to be an employee of the Company for the entire Term receiving Average Salary until expiration of the Term. If under the terms of the Plan such continued coverage is not permitted, the Company will pay to the Executive, or the Executive's personal representative or the executor or administrator of the Executive's estate in the case of survivor benefits, a supplemental benefit in an amount which, when added to the benefits that the Executive is entitled to receive under the Plan, shall equal the amount that the Executive (or the Executive's personal representative or executor or administrator of the Executive's estate) would have received under the Plan had the Executive remained an employee of the Company during the Term. The Company shall fund its obligation to pay supplemental benefits hereunder through purchase of an annuity contract or otherwise; provided, however, that the Company shall be the sole legal and beneficial owner of any such funding mechanism and neither the Executive nor anyone else claiming under, by or through the Executive shall have any right, title or interest therein. The obligations of the Company contained in the second, third and fourth sentences of this Section 5(c) shall survive the expiration of the Term.

         (d)     Plan Changes.  The Company may, in its sole discretion,
change, replace or eliminate any      plan or policy described in Sections 5(b)
or 5(c) hereof at any time, but shall not do so in a manner which would prevent the Executive from receiving any benefit which the Executive would otherwise have been entitled to receive either at the beginning of the Term or upon termination of the Executive's employment thereafter.

         (e) No Amendment to Disability Provisions of the Plan. Nothing herein shall be construed to amend any provision of the Plan applicable to disability of the Executive as defined in the Plan.

         6. Indemnification. The Company shall pay all costs and expenses (including legal fees and expenses), if any, incurred by Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, advisability or enforceability of, this Agreement or any other agreement between Executive and the Company, or any provision hereof or thereof. In addition, if any excise tax imposed under Internal Revenue Code Section 4999 or any successor provision, as amended after the date hereof, is provoked by any amount paid or payable to or for the benefit of the Executive under this Agreement or any other agreement between Executive and the Company, the Company shall indemnify the Executive and hold the Executive harmless against all claims, losses, damages, penalties, expenses and excise taxes.

         7. Benefits Upon Death. In the event of the death of the Executive following the termination of the Executive's employment but prior to the expiration of the Term, for the balance of the Term the Company will pay all amounts required under Section 5 to the Executive's personal representative or the executor or administrator of the Executive's estate.





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         8.      Conditions to the Obligations of the Company.  The Company
shall have no obligations to provide or cause to be provided to the Executive the rights and benefits described in Section 5 hereof if any of the following events shall occur:

                 (a) The Company shall terminate the Executive's employment for "cause", which shall mean action by the Executive involving willful malfeasance or failure to act by the Executive involving willful nonfeasance, tending to have a material adverse effect on the Company.

                 (b) The Executive shall not, promptly after termination of the Executive's employment and upon receiving a written request to do so, resign as a director and/or officer of each subsidiary and affiliate of the Company of which the Executive is then serving as a director and/or officer.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10. Amendment. This Agreement may not be amended except by written agreement of both the Company and the Executive.

         11. Binding, Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and on the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees, legatees, and trustees, provided, however, the Executive may not assign, alienate or otherwise encumber any rights, duties, or amounts which the Executive may be entitled to receive under this Agreement.

         12. Notices. Any notice or filing required or permitted to be given to the Company shall be sufficient if in writing and hand delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the principal office of the Company, directed to the attention of the Chairman of the Board. Any notice to the Executive must be in writing and shall be effective when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Executive or the Executive's personal representatives at the Executive's last known address.

         13. Severability. In the event any provision of this Agreement is held invalid, void or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement.

         14. Captions. The captions to the articles, sections, and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  URANIUM RESOURCES, INC.


                                  /s/ Leland O. Erdahl
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                                  Chairman of the Compensation Committee


                                  EXECUTIVE:


                                  /s/ Joe H. Card
                                  -------------------------------------------
                                  Name:    Joe H. Card
                                  Title:   Senior Vice President - Marketing